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 EXHIBIT 12 - COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                      3 months ended
                                         March 31,                             Year Ended
                                    -------------------    ---------------------------------------------------
                                     1999        1998       1998       1997       1996       1995       1994
                                    -------     -------    -------    -------    -------    -------    -------
Income (loss) before income
  taxes                             (12,043)      8,042    117,922    104,077     71,240     49,817     36,396
Dividends and other received from
  nonconsolidated affiliates          2,952           0      9,168      4,624     10,430      1,432          0
                                    -------     -------    -------    -------    -------    -------    -------
Total                                (9,091)      8,042    127,090    108,701     81,670     51,249     36,396

            Fixed Charges
Interest expense                     31,832      25,701    135,766     75,076     30,080     20,752      7,669
Amortization of loan fees               649         424      2,220      1,451        506      1,004         82
Interest portion of rentals           4,747       1,480     16,044      6,120        424        361        262
                                    -------     -------    -------    -------    -------    -------    -------
Total fixed charges                  37,228      27,605    154,030     82,647     31,010     22,117      8,013

Preferred stock dividends
Tax effect of preferred dividends         0           0          0          0          0          0          0
After tax preferred dividends             0           0          0          0          0          0          0

Total fixed charges and
  preferred dividends                37,228      27,605    154,030     82,647     31,010     22,117      8,013

Total earnings available for
  payment of fixed charges           25,185      35,647    281,120    191,348    112,680     73,366     44,409
                                    =======     =======    =======    =======    =======    =======    =======
Ratio of earnings to fixed
  Charges                              0.68        1.29       1.83       2.32       3.63       3.32       5.54
                                    =======     =======    =======    =======    =======    =======    =======

Rental fees and charges              59,338      18,503    200,550     76,500      5,299      4,510      3,273
Interest rate                             8%          8%         8%         8%         8%         8%         8%
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